Exhibit 10.10

Summary of Amendment to Employment and Non-Competition Agreement

Marsha A. Spence and Mother Lode Holding Company agreed that the Employment and Non-Competition Agreement dated as of May 2, 2022 (the “Employment Agreement”), between Ms. Spence and Mother Lode Holding Company, be amended to delete Section 4.2 thereof (such that Ms. Spence has waived her annual bonus opportunities under the Employment Agreement for 2022 and 2023).